Exhibit 10.1

Contract No.(M)201007004(SP)

Share Subscription Agreement

THIS Share Subscription Agreement (this “Agreement”) is between TURBINE TRUCK ENGINES, INC., a Nevada Company address at 917 Biscayne Blvd., Suite 6 DeLand, Florida 32724 U.S.A. (hereinafter referred to as “TURBINE”), and Falcon Power Co., Ltd. a Taiwan company address at 6F. No.6, Sec.2, Nanjing E. road, Jhongshan District 104, Taipei Taiwan. (the “FALCON”)

WITNESSETH

WHEREAS, TURBINE and FALCON willing to subscribe the common shares of each other. NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, both parties agree as follows:

Article 1: Definitions

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Taiwan or United States of America are generally open for business.

“Closing” means the completion of the subscription of the shares pursuant to Article 2 hereof. “Closing date” means the closing date to be determined by the FALCON and TURNBINE in accordance with mutual agreement.

“Shares” means the all issued and private equity common shares of FALCON and TURBINE.

Article 2: Purchase and Sale of the Shares

2.1	On the Closing Date the TURBINE and FALCON agree to subscribe the common share of each other (hereinafter referred to as “the Shares”) in accordance with related Security Regulation and the terms and conditions of this Agreement.

2.2	The aggregate purchase price shall be in the amount of US One Million and Five Hundred Thousand Dollars (USD1,500,000) and the purchase price of FALCON Shares shall be in accordance with the simple average closing price of the common shares of the exchange-listed or TAIWAN OTC-listed company for either the one, three, or five business days before the price determination date, after adjustment for any distribution of stock dividends, cash dividends or capital reduction and with the resolutions of the Board of Directors of FALCON.

2.3	If the aggregate purchase price can not to be divisible by shares, each party shall return the remaining payment.

2.4	The exchange rate between NT and US Dollar of aggregate purchase amount shall be decided by the daily central currency of Taiwan Bank of the day that the payment is made by TURBINE.

Contract No.(M)201007004(SP)

2.5	The purchase price of TURBINE shares shall be in according with the “Closing Date”.

2.6	The purchase amount shall be payable by wire transfer to a bank account (listed in Exhibit A) designated by both parties.

2.7	The Closing of the sale and purchase of the shares shall be on the date that mutually agreed with written upon by both parties.

2.8	Neither party shall resell the other party’s private shares within three (3) years since the subscribing party has registered as the other party’s private shareholder.

Article 3: Representations and Warranties

3.1	Represents by the FALCON:

3.1.1	Organization and Corporate Authority

The FALCON is duly organized and validly existing under the law of Republic of China and has all requisite corporate powers and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.1.2	Validity of this Agreement

The FALCON has the right and power to enter into and perform its obligations under this Agreement, has taken all necessary corporate actions required to enter into and perform its obligations under this Agreement and this Agreement constitutes the legal, valid and binding obligation of the FALCON, enforceable in accordance with its terms.

3.1.3	Regulatory Approvals

All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the FALCON in order to permit the consummation of the transactions contemplated by this Agreement have been, or will have been as of the Closing Date, obtained and satisfied.

3.1.4	Title to the Shares

The FALCON has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, options and adverse claims or rights.

3.1.5	Capitalization

The authorized capitalization of FALCON consists solely of 155,000,000 authorized of common shares and actual capitalization of FALCON consists solely of 102,250,068 common shares.

3.2	Represents by the TURBINE:

3.2.1	Organization and Corporate Authority

The TURBINE is duly organized and validly existing under the law of Republic of China and has all requisite corporate powers and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Contract No.(M)201007004(SP)

3.2.2	Validity of this Agreement

The TURBINE has the right and power to enter into and perform its obligations under this Agreement, has taken all necessary corporate actions required to enter into and perform its obligations under this Agreement and this Agreement constitutes the legal, valid and binding obligation of the TURBINE, enforceable in accordance with its terms.

3.2.3	Regulatory Approvals

All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the TURBINE in order to permit the consummation of the transactions contemplated by this Agreement have been, or will have been as of the Closing Date, obtained and satisfied.

3.2.4	Title to the Shares

The TURBINE has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, options and adverse claims or rights.

3.2.5	Capitalization

The authorized capitalization of TURBINE consists solely of 99,000,000 authorized of common shares and actual capitalization of TURBINE consists solely of 42,697,709 common shares.

3.2.6	Financial Statements

Included in Schedule 1 are the audited balance sheets and income statements of TURBINE of 2009.

3.2.7	Certificate of Board of Directors

The TURBINE shall provide the certificate of the resolutions of the Board of Directors of TURBINE approving the execution and delivery of this Agreement and all the transactions contemplated by this Agreement.

Article 4: Compliance with Law

There shall have been obtained any and all permits, approvals and consents of all governmental bodies or agencies which the Counsel for both parties may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

Article 5: Breach of this Agreement

5.1	If either Party breaches any agreement contained in this Agreement and fails to cure such breach within thirty (30) days after notice delivered by the other Party, unless otherwise article in this Agreement, the Party may, at its option, declare the breach Party to be in default of its obligations under this Agreement and at any time thereafter to terminate this Agreement and pursue any and all available legal or equitable remedies in accordance with dispute resolution provided herein including, without limitation, recovery of damages, and/or enforcement of the terms of this Agreement.

Contract No.(M)201007004(SP)

5.2	TURBINE shall indemnify and hold the FALCON harmless against, and shall reimburse FALCON, for any loss or damage, including, without limitation, attorney’s fees reasonably incurred arising out of any misrepresentation, breach or non-fulfillment of any obligation of TURBINE under this Agreement.

Article 6: Notice

In the case of any notice required, desired or permitted to be given hereunder to any of the parties, such notice shall be either delivered personally, sent by courier, sent by registered post or transmitted by facsimile to the address set forth below (or other address as the respective parties may specify in a notice given herein) and shall be deemed to have been received, in the case of personal delivery or courier service, on the date on which it was left at such address, or in the case of registered post, five Business Days after being deposited in the post, or in the case of transmission by facsimile, when received:

To the FALCON:

Address: 6F. No.6, Sec.2, Nanjing E. road, Jhongshan District 104, Taipei Taiwan R.O.C.

To the TURBINE:

Address: 917 Biscayne Blvd., Suite 6 DeLand, Florida 32724 U.S.A.

Article 7: Confidentiality

Both parties will hold in strict confidence and will not use, except for purposes of enforcing their rights under and making investment decisions relating to this Agreement and any confidential information about both parties or its business received from both parties except information (i) which the FALCON or TURBINE authorizes the other party to use or disclose, (ii) which is known to each party prior to its disclosure by FALCON or TURBINE, (iii) which is disclosed to each party by a third party without breach of any confidentiality obligation, (iv) which becomes generally known in the industry through no fault of each party, or (v) which both parties are compelled by law to reveal. Both parties will not use such information or reproduce, disclose or disseminate such information to any person, except as permitted herein.

Article 8: Cost and expenses

Each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred in relation to the preparation and negotiation of this Agreement and the documents referred to herein.

Contract No.(M)201007004(SP)

Article 9: Severability

The provisions contained in each clause and sub-clause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some parts of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

Article 10: Whole Agreement

This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and those documents and supersede all previous agreements between the parties relating to these transactions.

Article 11: Dispute Resolution and Governing Law

11.1	This Agreement shall be governed by and construed in accordance with the laws of the Republic of China.

11.2	Each party hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the non-exclusive jurisdiction of the courts located in Taipei Taiwan R.O.C.

Article 12: Modifications and Amendments

At any time prior to the Closing Date or termination of this Agreement, both parties may by written agreement to modify this Agreement.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date below.

TURBINE TRUCK ENGINES, INC		FALCON POWER CO., LTD.

By		By
	Mr. Michael Rouse		6F, No.6, Sec. 2, Nanjing E.road Taipei Taiwan R.O.C.
President & CEO
917 Biscayne Blvd, Suite 6 Deland,
Florida 32724 U.S.A.

Date:	July 06, 2010	Date:	July 06, 2010